Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Coupa Software Incorporated for the registration of common stock and to the incorporation by reference therein of our reports dated March 20, 2020, with respect to the consolidated financial statements of Coupa Software Incorporated, and the effectiveness of internal control over financial reporting of Coupa Software Incorporated, included in its Annual Report (Form 10-K) for the year ended January 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Redwood City, California

June 15, 2020